Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-252198) pertaining to the Aaron's 401(k) Retirement Plan of our report dated June 23, 2023, with respect to the 2022 financial statements of the Aaron's 401(k) Retirement Plan included in the Annual Report (Form 11-K) for the year ended December 31, 2022.

/s/ Windham Brannon, LLC

Atlanta, Georgia
June 12, 2024